Exhibit 23.1

Fahn Kanne & Co. Head Office Levinstein Tower 23 Menachem Begin Road Tel-Aviv 66184, ISRAEL P.O.B. 36172, 61361 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 16, 2011, with respect to the consolidated financial statements of Radiancy Inc. included in this current report of Photomedex Inc. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statement of Photomedex Inc. on Form S-8 (File No. 333-178423), effective December 9, 2011.

/s/ FAHN KANNE & CO.

Tel Aviv, Israel

December 16, 2011

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd